Exhibit 10.1

SCHNITZER STEEL INDUSTRIES, INC.

LONG-TERM INCENTIVE AWARD AGREEMENT

(FY2020-FY2022 Performance Period)

On November 14, 2019, the Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Schnitzer Steel Industries, Inc. (the “Company”) authorized and granted a performance-based award to _________________ (“Recipient”) pursuant to Section 10 of the Company’s 1993 Stock Incentive Plan (the “Plan”).  By accepting this award, Recipient agrees to all of the terms and conditions of this Agreement.

1.Award.  Subject to the terms and conditions of this Agreement, the Company shall issue to the Recipient the number of shares of Class A Common Stock of the Company (“Performance Shares”) determined under this Agreement based on (a) the performance of the Company during the 3-year period from September 1, 2019 to August 31, 2022 (the “Performance Period”) as described in Section 2, (b) Recipient’s continued employment during the Performance Period as described in Section 3, and (c) Recipient’s not engaging in actions prohibited by Section 4.  Recipient’s “TSR Target Share Amount” for purposes of this Agreement is _______ shares and Recipient’s “ROCE Target Share Amount” for purposes of this Agreement is _______ shares.  This award does not include a dividend equivalent cash payment.

2.Performance Conditions.

2.1Payout Formula.  Subject to adjustment under Sections 3, 4, 5, 6, 7 and 8, the number of Performance Shares to be issued to Recipient shall be equal to the sum of (a) the TSR Payout Shares (as defined below), plus (b) the ROCE Payout Factor as determined under Section 2.3 below multiplied by the ROCE Target Share Amount.  The “TSR Payout Shares” shall be equal to the TSR Payout Factor as determined under Section 2.2 below multiplied by the TSR Target Share Amount; provided, however, that the number of TSR Payout Shares shall be reduced as necessary to ensure that the total value of the TSR Payout Shares at the time of payout (calculated by multiplying the Value (as defined in Section 7 below) by the number of TSR Payout Shares) shall not be more than 400% of the value of the TSR Target Share Amount on the date of this Agreement (calculated by multiplying the closing market price for Class A Common Stock on the date of this Agreement by the TSR Target Share Amount).

2.2TSR Payout Factor.

2.2.1The “TSR Payout Factor” shall be determined under the table below based on the Average TSR Percentile Rank of the Company; provided, however, that if the Three-Year TSR as determined under Section 2.2.5 below is less than 0%, the TSR Payout Factor shall not be greater than 100%.

Average TSR Percentile Rank	TSR Payout Factor

less than 25%	0%
25%	50%
50%	100%
90% or more	200%

If the Company’s Average TSR Percentile Rank is between any two data points set forth in the first column of the above table, the TSR Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows:  the difference between the Company’s Average TSR Percentile Rank and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the TSR Payout Factor.

2.2.2The Company’s “Average TSR Percentile Rank” for the Performance Period shall be equal to the average of the TSR Percentile Ranks determined for each of the three fiscal years of the Performance Period.  To determine the Company’s “TSR Percentile Rank” for any fiscal year the TSR of the Company and each of the Peer Group Companies for that fiscal year shall be calculated, and the Peer Group Companies shall be ranked based on their respective TSR’s from lowest to highest.  If the Company’s TSR is equal to the TSR of any other Peer Group Company, the Company’s TSR Percentile Rank shall be equal to the number of Peer Group Companies with a lower TSR divided by the number that is one less than the total number of Peer Group Companies, with the resulting amount expressed as a percentage and rounded to the nearest tenth of a percentage point.  If the Company’s TSR is between the TSRs of any two Peer Group Companies, the TSR Percentile Ranks of those two Peer Group Companies shall be determined as set forth in the preceding sentence, and the Company’s TSR Percentile Rank shall be interpolated as follows.  The excess of the Company’s TSR over the TSR of the lower Peer Group Company shall be divided by the excess of the TSR of the higher Peer Group Company over the TSR of the lower Peer Group Company.  The resulting fraction shall be multiplied by the difference between the TSR Percentile Ranks of the two Peer Group Companies.  The product of that calculation shall be added to the TSR Percentile Rank of the lower Peer Group Company, and the resulting sum (rounded to the nearest tenth of a percentage point) shall be the Company’s TSR Percentile Rank.  The intent of this definition of TSR Percentile Rank is to produce the same result as calculated using the PERCENTRANK.INC function in Microsoft Excel to determine the rank of the Company’s TSR within the array consisting of the TSRs of the Peer Group Companies.

2.2.3The “Peer Group Companies” are AK Steel Holding Corporation, Allegheny Technologies Incorporated, Century Aluminum Company, Cleveland-Cliffs Inc., Coeur Mining, Inc., Commercial Metals Company, Gerdau S.A., Harsco Corporation, Hecla Mining Company, Minerals Technologies Inc., Nucor Corporation, Sims Metal Management Limited, Steel Dynamics, Inc., Suncoke Energy, Inc. and United States Steel Corporation.  If prior to the end of any fiscal year in the Performance Period, the common stock of any Peer Group Company ceases to be publicly traded for any reason, then such company shall no longer be considered a Peer Group Company for that fiscal year.

2.2.4Except as provided below for the first fiscal year of the Performance Period, the “TSR” for the Company and each Peer Group Company for any fiscal year shall be calculated by (1) assuming that $100 is invested in the common stock of the company at a price equal to the average of the closing market prices of the stock for the twenty trading day period ending on the last trading day of the prior fiscal year, (2) assuming that for each dividend paid on the stock during the fiscal year, the amount equal to the dividend paid on the assumed number of shares held is reinvested in additional shares at a price equal to the closing market price of the stock on the ex-dividend date for the dividend, and (3) determining the final dollar value of the total assumed number of shares based on the average of the closing market prices of the stock for the twenty trading day period ending on the last trading day of the fiscal year.  The “TSR” shall then equal the amount determined by subtracting $100 from the foregoing final dollar value, dividing the result by 100 and expressing the resulting fraction as a percentage.  For the first fiscal year of the Performance Period, the fiscal year shall be deemed to be the period from the date of this Agreement to August 31, 2020, and the TSR calculation for each company shall be further modified by assuming that $100 is invested in the common stock of the company at a price equal to the closing market price of the stock on the date of this Agreement. For Sims Metal Management Limited, all calculations shall be in Australian dollars.  For Gerdau S.A., all calculations shall be in Brazilian reals.

2.2.5The “Three-Year TSR” for the Company shall be calculated by (1) assuming that $100 is invested in the common stock of the Company at a price equal to the closing market price of the stock on the date of this Agreement, (2) assuming that for each dividend paid on the stock during the period from the date of this Agreement to the end of the Performance Period, the amount equal to the dividend paid on the assumed number of shares held is reinvested in additional shares at a price equal to the closing market price of the stock on the ex-dividend date for the dividend, and (3) determining the final dollar value of the total assumed number of shares based on the average of the closing market prices of the stock for the twenty trading day period ending on the last trading day of the Performance Period.  The “Three-Year TSR” shall then equal the amount determined by subtracting $100 from the foregoing final dollar value, dividing the result by 100 and expressing the resulting fraction as a percentage.

2.3ROCE Payout Factor.

2.3.1The “ROCE Payout Factor” shall be determined under the table below based on the Average ROCE of the Company for the Performance Period.

Average ROCE	ROCE Payout Factor

Less than %	0%
%	50%
%	100%
% or more	200%

If the Average ROCE is between any two data points set forth in the first column of the above table, the ROCE Payout Factor shall be determined by interpolation between the corresponding data points in the second column of the table as follows:  the difference between the Average ROCE and the lower data point shall be divided by the difference between the higher data point and the lower data point, the resulting fraction shall be multiplied by the difference between the two corresponding data points in the second column of the table, and the resulting product shall be added to the lower corresponding data point in the second column of the table, with the resulting sum being the ROCE Payout Factor.

2.3.2The Company’s “Average ROCE” for the Performance Period shall be equal to the average of the ROCEs determined for each of the three fiscal years of the Performance Period.  The “ROCE” for any fiscal year shall be equal to Adjusted Net Income for that fiscal year divided by Average Adjusted Capital for that fiscal year, expressed as a percentage and rounded to the nearest hundredth of a percentage point.  “Adjusted Net Income” for any fiscal year shall mean the net income attributable to SSI for that fiscal year as set forth in the audited consolidated statement of operations of the Company and its subsidiaries for the fiscal year, and as adjusted in accordance with Section 2.4 below, increased by interest expense for that fiscal year, as set forth in the audited consolidated statement of operations of the Company and its subsidiaries for the fiscal year, adjusted to exclude the impact of the associated income tax determined in accordance with Section 2.4.9.  “Average Adjusted Capital” for any fiscal year shall mean the average of five (5) numbers consisting of the Adjusted Capital as of the last day of the fiscal year and as of the last day of the four preceding fiscal quarters.  “Adjusted Capital” as of any date shall mean (i) the Company’s total assets, as adjusted in accordance with Section 2.4 below, minus (ii) the Company’s total liabilities other than debt for borrowed money and finance lease liabilities, in each case as set forth in the consolidated balance sheet of the Company and its subsidiaries as of the applicable date or otherwise determined from the Company’s accounting records on a consistent basis.

2.4Adjustments.

2.4.1Change in Accounting Principle.  If the Company implements a change in accounting principle during the Performance Period either as a result of issuance of new accounting standards or otherwise, and the effect of the accounting change was not reflected in the Company’s business plan at the time of approval of this award, then the Adjusted Net Income and Adjusted Capital for each affected period shall be adjusted to eliminate the impact of the change in accounting principle.

2.4.2Restructuring Charges.  Adjusted Net Income for each fiscal year of the Performance Period and Adjusted Capital as of each quarter end used in calculating Average Adjusted Capital for any fiscal year of the Performance Period shall be adjusted to eliminate the impact of any restructuring charges and exit-related activities as set forth in the audited consolidated statement of operations of the Company and its subsidiaries for the applicable period.

2.4.3Impairments.  Adjusted Net Income for each fiscal year of the Performance Period and Adjusted Capital as of each quarter end used in calculating Average Adjusted Capital for any fiscal year of the Performance Period shall be adjusted to eliminate the impact of any charges, and reversal of charges, taken by the Company during the applicable period for impairment of goodwill or other assets as set forth in the audited consolidated statement of operations of the Company and its subsidiaries for the applicable period, as well as to add back to Adjusted Capital the amount of goodwill allocated to any business sold by the Company during the applicable period.

2.4.4Acquisition Impacts.  Adjusted Net Income for the last fiscal year of the Performance Period and Adjusted Capital as of each quarter end in the last fiscal year of the Performance Period shall be adjusted to eliminate any impact of business acquisitions or business combinations completed or reviewed (including incremental costs incurred solely as a result of the transaction, whether or not consummated) during that fiscal year.

2.4.5Certain Environmental Accruals and Expenses.  Adjusted Capital as of each quarter end used in calculating Average Adjusted Capital for any fiscal year of the Performance Period and Adjusted Net Income for each fiscal year during the Performance Period shall be adjusted to eliminate the impact of any changes in environmental liabilities recorded for investigation and remediation costs and natural resource or other damage claims and any fines, penalties, indemnities, fees, costs and other expenses incurred in connection with or resulting from the Portland Harbor Superfund Site and the other environmental matters listed as adjustments in the Company’s Fiscal 2020 Operating Targets Environmental Adjustments document dated November 14, 2019, which document is available for review from the Company’s Legal Division (net of any insurance or other reimbursements thereof).

2.4.6Net Realizable Value Charges.  Adjusted Net Income for each fiscal year during the Performance Period shall be adjusted to eliminate any charges to reduce the recorded value of any inventory to net realizable value in connection with significant macroeconomic events.

2.4.7Accelerated Depreciation.  Adjusted Net Income for each fiscal year of the Performance Period and Adjusted Capital as of each quarter end used in calculating Average Adjusted Capital for any fiscal year of the Performance Period shall be adjusted to eliminate the impact of any incremental accelerated depreciation related to joint product equipment assets existing on September 1, 2019 which are made obsolete due to the Three Dimensional Separator (3DS) ASR Processing System technology investment during the Performance Period.

2.4.8Utility Charges.  Adjusted Net Income for each fiscal year during the Performance Period shall be adjusted to eliminate any charges related to the settlement of any third-party claims in connection with a purported error on the part of a utility provider in the calculation and reporting of electricity consumption at one of the Company’s facilities.

2.4.9Tax Impacts.  All adjustments to Adjusted Net Income for the items listed in Sections 2.4.1 to 2.4.8 in any fiscal year shall be net of the discrete income tax impacts associated with each of the adjustments as certified by the Audit Committee based on the recommendation of the Chief Financial Officer.

3.Employment Condition.

3.1Full Payout.  In order to receive the full number of Performance Shares determined under Section 2, Recipient must be employed by the Company on the October 31 immediately following the end of the Performance Period (the “Vesting Date”).  For purposes of Sections 3 and 4, all references to the “Company” shall include the Company and its subsidiaries.

3.2Retirement; Termination Without Cause After 12 Months.  If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of retirement (as defined in paragraph 6(a)(iv)(D) of the Plan), or if Recipient’s employment is terminated by the Company without Cause (as defined below) after the end of the 12th month of the Performance Period and prior to the Vesting Date, Recipient shall, subject to Section 4.1, be entitled to receive a pro-rated award to be paid following completion of the Performance Period.  The number of Performance Shares to be issued as a pro-rated award under this Section 3.2 shall be determined by multiplying the number of Performance Shares determined under Section 2 by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is the number of days in the period from the beginning of the Performance Period to the Vesting Date.  Any obligation of the Company to issue a pro-rated award under this Section 3.2 shall be subject to and conditioned upon the execution and delivery by Recipient no later than the Vesting Date of a Release of Claims in such form as may be requested by the Company.  For purposes of this Section 3.2, “Cause” shall mean (a) the conviction (including a plea of guilty or nolo contendere) of Recipient of a felony involving theft or moral turpitude or relating to the business of the Company, other than a felony predicated on Recipient's vicarious liability, (b) Recipient’s continued failure or refusal to perform with reasonable competence and in good faith any of the lawful duties assigned by (or any lawful directions of) the Company that are commensurate with Recipient’s position with the Company (not resulting from any illness, sickness or physical or mental incapacity), which continues after the Company has given notice thereof (and a reasonable opportunity to cure) to Recipient, (c) deception, fraud, misrepresentation or dishonesty by Recipient in connection with Recipient’s employment with the Company, (d) any incident materially compromising Recipient’s reputation or ability to represent the Company with the public, (e) any willful misconduct by Recipient that substantially impairs the Company’s business or reputation, or (f) any other willful misconduct by Recipient that is clearly inconsistent with Recipient’s position or responsibilities.

3.3Death or Disability.  If Recipient’s employment with the Company is terminated at any time prior to the Vesting Date because of death or disability, Recipient shall be entitled to receive a pro-rated award to be paid as soon as reasonably practicable following such event.  The term “disability” means a medically determinable physical or mental condition of Recipient resulting from bodily injury, disease, or mental disorder which is likely to continue for the remainder of Recipient’s life and which renders Recipient incapable of performing the job assigned to Recipient by the Company or any substantially equivalent replacement job.  For purposes of calculating the pro-rated award under this Section 3.3, the TSR Payout Factor and the ROCE Payout Factor shall both be calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of death or disability.  For this purpose, the TSR for the Company and each Peer Group Company for any partial fiscal year shall be determined based on the closing market prices of its stock for the twenty trading day period ending on the last day of the most recently completed fiscal quarter prior to the date of death or disability, before determining the Company’s TSR Percentile Rank for that partial fiscal year, and the Average TSR Percentile Rank shall be determined by averaging however many full and partial fiscal years for which a TSR Percentile Rank shall have been determined.  For this purpose, the Adjusted Net Income for any partial fiscal year shall be annualized (e.g., multiplied by 4/3 if the partial period is three quarters) and the Average Adjusted Capital shall be determined based on the average of Adjusted Capital as of the last day of only those quarters that have been completed, before determining the ROCE for that partial fiscal year, and the Average ROCE shall be determined by averaging however many full and partial fiscal years for which a ROCE shall have been determined.  The number of Performance Shares to be issued as a pro-rated award under this Section 3.3 shall be determined by multiplying the number of Performance Shares determined after applying the modifications described in the preceding sentences by a fraction, the numerator of which is the number of days Recipient was employed by the Company since the beginning of the Performance Period and the denominator of which is the number of days in the period from the beginning of the Performance Period to the Vesting Date.

3.4Other Terminations.  If Recipient’s employment by the Company is terminated at any time prior to the Vesting Date and neither Section 3.2 nor Section 3.3 applies to such termination, Recipient shall not be entitled to receive any Performance Shares.

4.Non-Competition.

4.1Consequences of Violation.  If the Company determines that Recipient has engaged in an action prohibited by Section 4.2 below, then:

4.1.1Recipient shall immediately forfeit all rights under this Agreement to receive any unissued Performance Shares; and

4.1.2If Performance Shares were issued to Recipient following completion of the Performance Period, and the Company’s determination of a violation occurs on or before the first anniversary of the Vesting Date, Recipient shall repay to the Company (a) the number of shares of Common Stock issued to Recipient under this Agreement (the “Forfeited Shares”), plus (b) the amount of cash equal to the withholding taxes paid by withholding shares of Common Stock from Recipient as provided in Section 7.  If any Forfeited Shares are sold by Recipient prior to the Company’s demand for repayment, Recipient shall repay to the Company 100% of the proceeds of such sale or sales.  The Company may, in its sole discretion, reduce the amount to be repaid by Recipient to take into account the tax consequences of such repayment for Recipient.

4.2Prohibited Actions.  The consequences described in Section 4.1 shall apply if during Recipient’s employment with the Company, or at any time during the period of one year following termination of such employment, Recipient, directly or indirectly, owns, manages, controls, or participates in the ownership, management or control of, or is employed by, consults for, or is connected in any manner with:

4.2.1if Recipient is, or was at the time of termination of employment, employed by the Company’s Cascade Steel and Scrap Business (“CSS”), any business that (a) is engaged in the steel manufacturing business, (b) produces any of the same steel products as CSS, and (c) competes with CSS for sales to customers in California, Oregon, Washington, Nevada, British Columbia or Alberta;

4.2.2if Recipient is, or was at the time of termination of employment, employed by the Company’s Auto and Metals Recycling Business (“AMR”) or CSS, any business that (a) is engaged in the metals recycling business or the self-service used auto parts business, and (b) operates a metal recycling collection or processing facility or a self-service used auto parts store within 250 miles of any of AMR’s or CSS’ facilities or stores;

4.2.3if Recipient is, or was at the time of termination of employment, employed in the Company’s Corporate Shared Services Division, any business that is described in Section 4.2.1 or Section 4.2.2.

5.Company Sale.

5.1If a Company Sale (as defined below) occurs before the Vesting Date, Recipient shall be entitled to receive an award payout no later than the earlier of fifteen (15) days following such event or the last day on which the Performance Shares could be issued so that Recipient may participate as a shareholder in receiving proceeds from the Company Sale.  The amount of the award payout under this Section 5.1 shall be the greater of (a) the sum of the TSR Target Share Amount and the ROCE Target Share Amount, or (b) the amount determined using a TSR Payout Factor and a ROCE Payout Factor each calculated as if the Performance Period ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company Sale.  For this purpose, the TSR for the Company and each Peer Group Company for any partial fiscal year shall be determined based on the closing market prices of its stock for the twenty trading day period ending on the last day of the most recently completed fiscal quarter prior to the date of the Company Sale, before determining the Company’s TSR Percentile Rank for that partial fiscal year, and the Average TSR Percentile Rank shall be determined by averaging however many full and partial fiscal years for which a TSR Percentile Rank shall have been determined.  For this purpose, the Adjusted Net Income for any partial fiscal year shall be annualized (e.g., multiplied by 4/3 if the partial period is three quarters) and the Average Adjusted Capital shall be determined based on the average of Adjusted Capital as of the last day of only those quarters that have been completed, before determining the ROCE for that partial fiscal year, and the Average ROCE shall be determined by averaging however many full and partial fiscal years for which a ROCE shall have been determined.

5.2For purposes of this Agreement, a “Company Sale” shall mean the occurrence of any of the following events:

5.2.1any consolidation, merger or plan of share exchange involving the Company (a “Merger”) in which the Company is not the continuing or surviving corporation or pursuant to which outstanding shares of Class A Common Stock would be converted into cash, other securities or other property; or

5.2.2any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, the assets of the Company.

6.Certification and Payment.  As soon as practicable following the completion of the audit of the Company’s consolidated financial statements for the final fiscal year of the Performance Period, the Company shall calculate the TSR Payout Factor, the ROCE Payout Factor and the corresponding numbers of Performance Shares issuable to Recipient.  This calculation shall be submitted to the Committee.  No later than the Vesting Date the Committee shall certify in writing (which may consist of approved minutes of a Committee meeting) the levels of TSR and TSR Percentile Rank attained by the Company for each fiscal year of the Performance Period, the levels of ROCE attained by the Company for each fiscal year of the Performance Period, the Tax Impacts applied in calculating ROCE in each fiscal year and the number of Performance Shares issuable to Recipient based on the Company’s performance.  Subject to applicable tax withholding, the number of Performance Shares so certified shall be issued to Recipient as soon as practicable following the Vesting Date, but no Performance Shares shall be issued prior to certification.  No fractional shares shall be issued and the number of Performance Shares deliverable shall be rounded to the nearest whole share.  In the event of the death or disability of Recipient as described in Section 3.3 or a Company Sale as described in Section 5, each of which requires an award payout earlier than the Vesting Date, a similar calculation and certification process shall be followed within the time frames required by those sections.

7.Tax Withholding.  Recipient acknowledges that, on the date the Performance Shares are issued to Recipient (the “Payment Date”), the Value (as defined below) on that date of the Performance Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts.  To satisfy the required minimum withholding amount, the Company shall withhold the number of Performance Shares having a Value equal to the minimum withholding amount.  For purposes of this Section 7, the “Value” of a Performance Share shall be equal to the closing market price for Class A Common Stock on the last trading day preceding the Payment Date.

8.Changes in Capital Structure.  If the outstanding Class A Common Stock of the Company is hereafter increased or decreased or changed into or exchanged for a different number or kind of shares or other securities of the Company by reason of any stock split, combination of shares or dividend payable in shares, recapitalization or reclassification, appropriate adjustment shall be made by the Committee in the number and kind of shares subject to this Agreement so that the Recipient’s proportionate interest before and after the occurrence of the event is maintained.

9.Approvals. The obligations of the Company under this Agreement are subject to the approval of state, federal or foreign authorities or agencies with jurisdiction in the matter.  The Company will use its reasonable best efforts to take steps required by state, federal or foreign law or applicable regulations, including rules and regulations of the Securities and Exchange Commission and any stock exchange on which the Company’s shares may then be listed, in connection with the award evidenced by this Agreement.  The foregoing notwithstanding, the Company shall not be obligated to deliver Class A Common Stock under this Agreement if such delivery would violate or result in a violation of applicable state or federal securities laws.

10.No Right to Employment.  Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

11. Recoupment Policy.  The Recipient acknowledges and agrees that the Performance Shares shall be subject to the Company’s Executive Officer Incentive Compensation Recovery Policy, as the same may be amended from time to time or any replacement policy thereto, or as may be required by any applicable law (including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and implementing rules and regulations thereunder).

12.Miscellaneous.

12.1Entire Agreement.  This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof.

12.2Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

12.3Assignment; Rights and Benefits.  Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company.  The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

12.4Further Action.  The parties agree to execute such instruments and to take such action as may reasonably be necessary to carry out the intent of this Agreement.

12.5Applicable Law; Attorneys’ Fees.  The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon.  In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

12.6Severability.  Each provision of this Agreement will be treated as a separate and independent clause and unenforceability of any one clause will in no way impact the enforceability of any other clause.  Should any of the provisions of this Agreement be found to be unreasonable or invalid by a court of competent jurisdiction, such provision will be enforceable to the maximum extent enforceable by the law of that jurisdiction.

SCHNITZER STEEL INDUSTRIES, INC.

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